Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2024, Eyenovia, Inc. (“we”, “our” and “us”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, $0.0001 par value per share. The following summary of our common stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, our Third Amended and Restated Certificate of Incorporation, as amended (our “Charter”), and our Second Amended and Restated Bylaws (our “Bylaws”), which are included as exhibits to this Annual Report on Form 10-K, and to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

Description of Common Stock

Our authorized capital stock consists of 300,000,000 shares of common stock, $0.0001 par value per share, and 6,000,000 shares of preferred stock, $0.001 par value per share. As of March 31, 2025, there were 2,830,546 shares of our common stock outstanding and no shares of preferred stock outstanding. All outstanding shares of our common stock are fully paid and nonassessable.

Holders of our common stock are entitled to the following rights.

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Voting Rights. The holders of our common stock are entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders. Notwithstanding the previous sentence, unless otherwise provided by law or the Charter, holders of our common stock are not entitled to vote on any amendment to the Charter that relates solely to the terms of one or more outstanding series of preferred stock of the holders of such series are entitled, either separately or together with the holders of one or more other such series, to vote on such amendment. An election of directors by our stockholders is determined by a plurality of the votes cast by the stockholders entitled to vote on the election. On other matters, where a quorum is present at a meeting, a matter shall be decided by the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the subject matter, except where a different vote is required by law, the Charter or the Bylaws. Our stockholders do not have cumulative voting rights.

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Dividend Rights. Holders of our common stock are entitled to receive dividends out of funds legally available therefor at the times and in the amounts that our Board of Directors may determine, subject to any rights of any then outstanding preferred stock.

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No Preemptive or Similar Rights. Holders of our common stock have no preemptive, redemption, conversion or subscription rights. The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

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Right to Receive Liquidation Distributions. In the event of our liquidation, dissolution or winding-up, the holders of our common stock are entitled to receive ratably all the remaining assets available for distribution to our stockholders after the payment of all debts and other liabilities and subject to any rights of then outstanding preferred stock.

•	Listing. Our common stock is listed on the Nasdaq Capital Market under the symbol “EYEN”.
•	Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.

Warrants

As of March 31, 2025, we had outstanding the following warrants, which will expire on the dates stated unless exercised earlier in full (collectively, the “Warrants”):

i.	8,467.875 warrants to purchase up to 8,467.875 shares of common stock at an exercise price of $55.200 per share which will expire on January 1, 2030;
ii.	1,148.550 warrants to purchase up to 1,148.550 shares of common stock at an exercise price of $380.800 per share which will expire on May 6, 2031;
iii.	40,811.638 warrants to purchase up to 40,811.638 shares of common stock at an exercise price of $55.200 per share which will expire on January 2, 2030
iv.	108,695.663 warrants to purchase up to 108,695.663 shares of common stock at an exercise price of $40.000 per share which will expire on March 31, 2030;
v.	302,044.625 warrants to purchase up to 302,044.625 shares of common stock at an exercise price of $8.608 per share which will expire on May 26, 2030;
vi.	502,125.625 warrants to purchase up to 502,125.625 shares of common stock at an exercise price of $7.752 per share which will expire on January 21, 2030;
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394,236.125 warrants to purchase up to 394,236.125 shares of common stock at an exercise price of $5.272 per share which are expected to be exercisable upon receipt of approval of the Company’s stockholders in accordance with the applicable rules and regulations of The Nasdaq Capital Market and will expire on the five-year anniversary of the date of such approval; and

No holder of Warrants will have or exercise any rights held by holders of our common stock solely by virtue thereof as a holder of Warrants, including the right to vote or to receive dividends or other distributions as a holder of our common stock.

The exercise prices of the Warrants, the number of shares of our common stock issuable upon the exercise of each Warrant and the number of Warrants outstanding are subject to adjustment from time to time upon the occurrence of certain events including, but not limited to subdivision of one or more classes of its outstanding shares of common stock into a greater number of shares by any stock split, stock dividend, recapitalization or otherwise.

The foregoing summary of the Warrants does not purport to be complete and is qualified in its entirety by reference to the forms of Warrant, which are filed as exhibits to the Annual Report on Form 10-K to which this exhibit is attached.

Anti-Takeover Effects of Delaware Law and our Charter and Bylaws

Delaware law, our Charter and our Bylaws contain provisions that could have the effect of delaying, deferring or discouraging another person from acquiring control of us by means of a tender offer, proxy contest or otherwise, or to remove our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders otherwise consider to be in our or their best interest, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors.

Delaware Business Combination Statute. We are subject to Section 203 of the DGCL. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person or entity became an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation, excluding for this purpose shares owned by persons who are directors and also officers of the corporation and by specified employee benefit plans; or

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at or after such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote, and not by written consent, of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For the purposes of Section 203, a “business combination” is broadly defined to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;
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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

An “interested stockholder” is a person who, together with affiliates and associates, owns or within the immediately preceding three years did own 15% or more of the corporation’s voting stock.

Charter and Bylaw Provisions. Various provisions of our Charter and Bylaws could deter hostile takeovers or delay or prevent changes in control of our Board of Directors or management team, including the following:

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Issuance of Undesignated Preferred Stock. Our Charter provides our Board of Directors the ability, without action by our stockholders, to issue up to 6,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our Board of Directors. Our Board of Directors may utilize these shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of preferred stock would enable our Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

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Board of Director Vacancies. Subject to the rights of holders of any series of preferred stock, any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors, may be filled only by the affirmative vote of a majority of directors then in office. The limitation on the filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

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Special Meetings of Stockholders. Under our restated certificate, our stockholders may no longer take action by written consent, and may only take action at annual or special meetings of our stockholders. Our Charter provides that, subject to the rights of holders of any series of preferred stock and except as required by law, special meetings of our stockholders may be called only by the Chairman of the Board of Directors, our Chief Executive Officer, or the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors. This provision might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

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Advance Notice Requirements. Our Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, including proposed nominations of persons for election to the Board of Directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.